EXHIBIT 4.1

July 27, 1998

Interactive Data
14 West Street
New York, NY  10005

July 27, 1998

Van Kampen Funds Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181

         Re:          Van Kampen Select Growth Trust, July 1998 Series,
                      (A Unit Investment Trust) Registered Under the Securities Act of 1933, File No. 333-59447

Gentlemen:

         We have examined the Registration Statement for the above captioned
Fund.

         We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the obligations prepared by us which are referred to in such Prospectus and Statement.

         You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,

James Perry
Vice President